Houston American Energy Announces Agreement to Participate in New San Andres Drilling Program

Houston, TX – August 26, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced that it has signed an agreement to participate in a new drilling program in the San Andres formation located in the Northern Shelf of the Permian Basin. Under the agreement, the company will acquire a 20% working interest in an existing 5,871 gross acre block. The agreement provides that Houston American will pay 26.667% of the costs of an initial test well through the point at which the well is drilled, completed, equipped and ready for operation, production or disposal. All additional operations will be conducted on a heads up basis.

The agreement also defines an area of mutual interest, or AMI, in approximately 20,367 acres in the area of, and including, the existing acreage covered by the agreement. The parties to the agreement will have the right to participate, at cost, in any interest acquired in the AMI over the following five years.

Jim Schoonover, CEO of Houston American Energy, stated, “This agreement is the culmination of more than a year of effort to identify a suitable growth platform. We believe this agreement has the potential to be such a platform. We expect an initial horizontal test well will commence on the block before the end of 2019. If successful, we believe the existing acreage will support drilling of up to 50 wells over the next 4 to 5 years with the acquisition of additional acreage under the AMI supporting additional wells. Upon completion of our acquisition of this acreage, together with our existing holdings in Reeves County and Yoakum County, we believe we will be positioned to resume sustainable growth in production, revenues, reserves and shareholder value.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding our ability to consummate the acquisition of the subject acreage; to finance our acquisition of the acreage position and interests in the AMI and our share of drilling and related costs; to consummate acquisitions of interests in the AMI; the timing of drilling an initial test well and results of an initial test well; the number of wells ultimately drilled on the subject acreage and the time to develop such acreage; and, our ability to grow production, revenues, reserves and shareholder value. Our ability to consummate the acquisition of such acreage, finance our share of associated costs, the timing and results of drilling operations and our ability to grow production, revenues, reserves and shareholder value are subject to numerous risk factors, including potential fluctuations in energy prices and third party costs, rates of decline of production, ultimate performance of wells, and our ability to finance acquisition and drilling of prospects, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.